Exhibit 21

SIGNIFICANT SUBSIDIARIES OF CENTERPOINT ENERGY, INC.

The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b) (21) of Regulation S-K:

Utility Holding, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Investment Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Resources Corp., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Services, Inc., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

Enable Midstream Partners, LP (Enable), a Delaware limited partnership. CenterPoint Energy, Inc. indirectly owns 58.3% of the limited partner interests.

Subsidiaries of Enable:

Subsidiary                     State of Incorporation/Organization
Enable Intrastate Holdings II, LLC        Delaware
Enable Oklahoma Intrastate Transmission, LLC     Delaware
Enable Gathering & Processing, LLC     Oklahoma
Enable Gas Gathering, LLC     Oklahoma
Enable Products, LLC     Oklahoma
Enable Gas Transmission, LLC     Delaware
Waskom Gas Processing Company     Texas
Enable Prism Holdings, LLC     Delaware

(1) Pursuant to Item 601(b) (21) of Regulation S-K, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2013.